EXHIBIT 99.3

Anadarko MidCon Operations

Unaudited Combined Statements of Revenues and Direct Operating Expenses

For the Three Months Ended March 31, 2007 and 2006

	For the three months ended March 31,
	(in thousands)
	2007	2006

Total revenues	$62,540	$96,902
Direct operating expenses:
Lease operating expenses	5,367	7,306
Production and other taxes	4,974	7,485
Total direct operating expenses	10,341	14,791
Excess of revenues over direct operating expenses	$52,199	$82,111

See notes to unaudited combined statements of revenues and direct operating expenses.

Anadarko MidCon Operations

Notes to Unaudited Combined Statements of Revenues and Direct Operating Expenses

For the Three Months Ended March 31, 2007 and 2006

1.             Basis of presentation

On February 1, 2007, EXCO Resources, Inc. (EXCO) entered into an Agreement (Agreement) with Anadarko Petroleum Corporation, Anadarko E&P Company LP, Howell Petroleum Corporation and Kerr-McGee Oil & Gas Onshore LP (collectively referred as Anadarko) whereby EXCO agreed to acquire from Anadarko certain oil and natural gas properties (MidCon Operations).  The acquisition was effective on January 1, 2007 and closed on May 2, 2007 for a cash purchase price of approximately $748.9 million, subject to contractual post-closing adjustments as set forth in the Agreement.

Anadarko did not prepare separate stand alone historical financial statements for the MidCon Operations in accordance with accounting principles generally accepted in the United States of America.  Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the MidCon Operations. The accompanying unaudited combined statements of revenues and direct operating expenses were prepared from the historical accounting records of Anadarko.

Certain indirect expenses as further described in note 5 were not allocated to the MidCon Operations historical financial records.  Any attempt to allocate these expenses would require significant and judgmental allocations which would be arbitrary and would not be indicative of the performance of the properties had they been owned by EXCO.

These unaudited combined statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity and cash flows of the MidCon Operations and are not indicative of the results of operations for the MidCon Operations going forward.

2.             Significant accounting policies

Principles of Combination and Use of Estimates — The unaudited combined statements of revenues and direct operating expenses are derived from the accounts of Anadarko. All significant intercompany transactions and balances have been eliminated in combination of the financial statements.  Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the unaudited combined statements of revenues and direct operating expenses.  Actual results could be different from those estimates.

Revenue recognition —Total revenues in the accompanying unaudited statements of revenues and direct operating expenses include oil, natural gas, and natural gas liquids (NGLs). Anadarko recognizes revenues based on the amount of oil, natural gas, and NGLs sold to purchasers when delivery to the purchaser has occurred and title has transferred.  Anadarko follows the sales method of accounting for gas imbalances, whereby, as sales volumes exceed Anadarko’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds Anadarko’s share of the remaining estimated proved natural gas reserves for a given property, a liability is recorded.

Direct operating expenses — Direct operating expenses are recognized when incurred and consist of direct expenses of operating the MidCon Operations.  The direct operating expenses include lease operating, processing, and production and other tax expense.  Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses.  Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities.    Production and other taxes consist of severance and ad valorem taxes.

3.             Related party transactions

A portion of the natural gas production from the MidCon Operations was sold to wholly owned Anadarko affiliates. The products sold to Anadarko affiliates were resold to unrelated third parties.  Any margins earned by Anadarko affiliates are excluded from the accompanying financial statements.

4.             Contingencies

The activities of the MidCon Operations are subject to potential claims and litigation in the normal course of operations.  Anadarko management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the MidCon Operations.

5.             Excluded expenses

The MidCon Operations were part of a much larger enterprise prior to the acquisition by EXCO. Indirect costs have not been included in the financial statements. These costs include indirect general and administrative expenses, interest, income taxes and other indirect expenses were not allocated to the MidCon Operations and have been excluded from the accompanying statements.

Also, depreciation, depletion and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses which would be incurred based on the amounts expected to be allocated to the oil properties in connection with the purchase price allocation by EXCO.